Rescission Agreement

This Rescission Agreement ("Agreement") is entered into by and between Vanguard Minerals Corporation, a Nevada corporation ("Vanguard") and ______ ("Purchaser") as of September 21, 2010.

1. Rescission.  Vanguard and Purchaser entered into that certain Stock Subscription Agreement as of April 20, 2010 (the "April Agreement").  The parties hereby would like to rescind the April Agreement and to forever release each other and their respective successors and assigns from any obligations that may have existed under the April Agreement in consideration of their mutual promises made herein.
2. Stock in PEI.  Vanguard agrees that it will make its best efforts to liquidate the shares in PEI Worldwide Holdings, Inc. that it received under the April agreement.  If it is able to sell those shares to a third party at a price satisfactory to Vanguard then this rescission shall be of no force and effect and the April Agreement shall remain in effect.  If, however, after 90 days, if Vanguard has been unable to sell the PEI shares to a third party at a price satisfactory to Vanguard, Purchaser and Vanguard agree to rescind the April Agreement and Vanguard will return the PEI shares to Purchaser and Purchaser will return the Vanguard shares to Vanguard.  Such a mutual surrender of stock certificates will occur within 5 business days after the 90 day period has expired.
3. No Liability.  The parties acknowledge that they have no liabilities or obligations to one another except as exist in confidentiality agreements previously signed between them.

Accepted and agreed to as of the date first written above by:

X            /s/
James Price
President and CEO
Vanguard Minerals Corporation

X
Purchaser